Exhibit 10.1

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (the "Agreement") is made by and between Sequiam Biometrics Inc. with offices at 300 Sunport Lane, Orlando Florida, 32809, hereinafter referred to as "Sequiam"), and Tacoma Technology Inc. from Address: 1F No 23 Lane 19, Laioning Street, Taipei, Taiwan 104, web site: (www.tacoma.com.tw) (hereinafter referred to as “Tacoma").

Whereas, the parties hereto enter into an agreement on an exclusive basis to govern the manufacturing and distribution of Tacoma’s products listed in Exhibit A attached to and made a part of this Agreement (hereinafter called "Products”).

Now therefore, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which hereby acknowledged, the parties and assigns hereto agree to be legally bound, as follows:

Article 1 - LICENSE GRANT

1.1
Subject to the terms and conditions of this Agreement, Tacoma hereby grants to Sequiam an exclusive, nontransferable, revocable, world-wide, royalty-bearing license to manufacture, use, sell or offer for sale Licensed Tacoma Products.

1.2	Tacoma hereby agrees not to grant to any other party a license to Tacoma Products in accordance with the grant hereinabove as long as Sequiam abides by the terms and conditions of this Agreement.

Article 2 - Appointment

A)   Manufacturer Appointment:  Tacoma hereby appoints Sequiam for the term of this Agreement, as its exclusive manufacturer for all of its Products (hereinafter referred to as “Tacoma Products”) in the "Territory". Sequiam hereby accepts such appointment and agrees to manufacture Tacoma Products for sale in the territory within the terms of this Agreement. The Territory is defined to include the following regions: World Wide.

B)   Distributor Appointment:  Tacoma hereby appoints Sequiam for the term of this Agreement, as its exclusive biometric distributor and to sell and distribute Tacoma Products. Sequiam hereby accepts such appointment and agrees to distribute Tacoma Products for Tacoma beginning with Tacoma Products listed in Exhibit A. The Territory for distribution is defined to include the following regions: North America, South America, Europe, Africa

2.1
The terms of this Agreement shall be from April 10th, 2006 until April 10th, 2012. Thereafter, this agreement shall be automatically renewed for additional terms of twenty-four (24) consecutive months unless either party notifies the other of non-renewal with at least 30 days notice. Any expiration shall not modify or alter any of the rights or obligations of the parties, which arose prior to such expiration.

2.2
In exchange for considerations within this agreement Sequiam shall lend to Tacoma $20,000 per month for the first 24 months of this agreement. Terms of the loan will be covered in a separate agreement. Tacoma shall make payments against the loan on a monthly basis as described in section 4.31 of this agreement.

2.3	Existing inventory. Under the terms of this agreement Tacoma may sell inventory that existed in their warehouse before April 10th, 2006.

2.4	Consignment. Sequiam shall consign products from it’s own product line (hereinafter “Sequiam Products”) for sale with Tacoma under a separate consignment agreement.

2.5
Tacoma Royalties. Tacoma shall receive a royalty on Tacoma Products on a per unit basis equal to the sum of 7% of monies received. This payment shall be calculated and paid by wire transfer to Tacoma every 30 days.

2.6	License Granted. Tacoma shall grant Sequiam an exclusive license to manufacture and sell Tacoma Products.

2.7	Option to Purchase Tacoma. Sequiam shall have the option at any time during the duration of this agreement to purchase Tacoma for the sum of $2,000,000 US Dollars or cash equivalent.

Article 3 Termination

3.1	Events of Default. Either party may terminate this Agreement if:

3.1.1
The other party breaches any material term or condition of this Agreement and fails to cure such breach within sixty (60) days after the due date (with respect to any payment default) or within ninety (90) days after receipt of written notice for any other breach;

3.1.2
The other party files a voluntary or is subject to an involuntary petition in bankruptcy, commences a liquidation and dissolution or voluntarily assigns its assets for the benefit of creditors. In the event Tacoma becomes insolvent all terms of technology licensing to Sequiam for Tacoma Products remain in effect as long as Sequiam offers equal royalty payments for sales of Tacoma Products to any successor in interest to Tacoma’s assets.

3.2	Neither Party shall be relieved of any obligation or liability under this Agreement arising from any act or omission committed prior to the effective date of such termination.

3.3
From and after any termination of this Agreement, Sequiam shall have the right to sell any Licensed Products that Sequiam had already manufactured prior to termination, provided that all royalties and reports required hereinabove shall be timely submitted to Tacoma.

3.4
The rights and remedies granted herein, and any other rights or remedies which the Parties may have, either at law or in equity, are cumulative and not exclusive of others. On any termination, Sequiam shall duly account to Tacoma and transfer to it all rights to which Tacoma may be entitled under this Agreement.

Article 4 - Sequiam’s Duties

4.1
Delivery. Sequiam will use all commercially reasonable efforts to deliver Tacoma Products in accordance with any purchase order. Risk of loss or damage to Tacoma Products delivered by Sequiam passes to Tacoma on delivery by Sequiam to the common courier.

4.2
Price. The price to be paid by Tacoma for any Product purchased from Sequiam will be governed by section 4.31 of this agreement. Unless otherwise stated, prices are listed and are payable in United States Dollars. Prices are inclusive of those items specifically identified within Section 4.3.1 and Exhibit A of this agreement and exclusive of any item not so specified or described. In addition to the purchase price, Tacoma and Sequiam will each pay half (50%) of any costs which either party may incur including export duties, shipping handling and other costs related to preparing the merchandise for sale.

4.3
Price Changes. Cost to manufacture products may change from time to time. Sequiam agrees to use its reasonable effort to inform Tacoma of any anticipated price changes in advance. Any price change will be effective (5) days after written notice from Sequiam and will apply to all the Products ordered by Tacoma after the effective date of the change.

4.3.1	Pricing. Pricing for Tacoma Products shall be based upon the following formula: cost of manufacture + 15% burden rate + $.50 per unit debt service of Sequiam and other parties loans to Tacoma.

This provision may be amended only through written consent of both parties.

4.4	Payment.

4.4.1	Tacoma must pay for and must accept all Tacoma Products shipped by Sequiam pursuant to Tacoma’s purchase orders.

4.4.2
Payment of any sums due to Sequiam hereunder must be made by wire transfer or cleared check in United States Dollars. Unless otherwise agreed in writing, Tacoma must pay in full to Sequiam the applicable purchase price plus 50% of all additional costs (including such items as duties, tax, freight, etc.). As specified in 4.31, Tacoma must also pay to Sequiam 50% of the debt service payment in 4.31 per unit of item sold as repayment of Sequiam loans to Tacoma for so long as any principal or interest balance remains outstanding.

4.5
Promotion. Tacoma and Sequiam will actively promote the sale of Tacoma Products in the Territory to the best of its ability. Both parties will provide necessary information and advice to promote the sale of Tacoma Products in the Territory. Both parties shall provide a schedule of planned events (for the duration of this Agreement) to the other party within sixty (60) days of the date hereof.

4.6	Reporting. Tacoma shall inform Sequiam of Tacoma’s activities and of market conditions within the Territory through monthly sales reports that provide Customer identity and location.

4.7
Support Services. Tacoma shall provide and maintain, adequate customer service facilities and properly trained staff to carry out first line support of Tacoma Products within Territories not covered in agreement section 1.1B (distributor appointment) and to Sequiam, including but not limited to, reasonable telephone support of Customers, diagnosis of reported problems with Tacoma Products purchased by the Customer. Tacoma will also implement all support programs and upgrade procedures for Tacoma Products as required by Sequiam from time to time. Sequiam will provide hardware support as described in the warranty section of this agreement.

Article 5 - Sequiam's Rights

5.1	Right of Inspection. Sequiam shall have the right, at reasonable times during business hours, to inspect the sales and customer records of Tacoma with 2 working days prior written notice.

5.2
Change of Design. Sequiam may, at any time and without liability to Tacoma, improve or modify any Product or feature of any Product. Sequiam will not be obliged to make any change or upgrade in any Product shipped to Tacoma prior to the official introduction of any change to the same. Sequiam may, without liability to distribute, fill any order placed by Tacoma for any given Product by substituting therefore a modified or changed version of the same, so long as there is no significant loss of performance and/or functionality by reason of the substitution. Each change to Tacoma Products and the resultant new modified products are the property of Sequiam.

5.3	All customer lists related to the Tacoma Products will be shared by Sequiam and Tacoma. Both parties will be granted reasonable access to this information.

Article 6 -Returns

6.1
Defective Product. Tacoma Products may be returned by Tacoma to Sequiam that Tacoma or its customer finds defective. If Sequiam has insufficient inventory to replace the customer’s defective merchandise Tacoma shall immediately place a purchase order for replacement goods in a quantity greater than or equal to the return amount.

Article 7 -Trademarks, Copyrights And Trade Secrets

7.1	Use. All of the Tacoma Products and Sequiam Products which are sold by Tacoma directly or indirectly must bear the authorized trademark of Sequiam.

7.2	Tacoma’s obligations under this license shall survive the termination of this Agreement, regardless of the cause of termination.

7.4	Confidentiality.

Each party shall keep all proprietary and confidential information of the delivering party, including, without limitation, its business, prospects, technical know-how, methods, procedures, data, specifications, designs, software code, and formulas not previously disclosed (the "Information") received by it or its agents, affiliates, representatives or employees confidential and shall not, without the delivering party's prior written consent, disclose or use, or permit the disclosure or use by its agents, affiliates, representatives or employees of, any such Information, other than in connection with its duties under this Agreement. Moreover, each party agrees to reveal the Information to its agents, affiliates, representatives and employees more solely for the purpose of performing this Agreement, to inform such persons of the confidential nature of the Information and obtain the agreement of such persons to act in accordance with the terms and conditions of this Section.

Article 8 - Intellectual Property Infringement

8.1	Notice. Each party will promptly notify the other in writing if the party has notice of:

8.1.1	any infringement of any patent, trademark, copyright, trade secret or other intellectual property rights vested in Tacoma(the "Intellectual Property Rights") related to Tacoma Products; and/or

8.1.2	any actual or potential claim in which the use of Tacoma Products may infringe on the actual or alleged Intellectual Property Rights of any other person or entity.

8.2
Indemnity. Sequiam shall have no liability whatsoever with respect to any alleged infringement where Tacoma Products sold by Tacoma (within territory not covered by Sequiam) that have been used in a manner for which it was not intended by Sequiam or where any alleged infringement results from a modification of any of such Products, or parts thereof, after its sale by Sequiam to Tacoma.

Article 9 - Sequiam's Warranties to Tacoma

9.1
Sequiam’s Warranties to Tacoma. Sequiam warrants to Tacoma, and not its customers, end users, agents or representatives, that Tacoma Products will perform in accordance with Sequiam’s Warranty Policy as in effect from time to time. The current version of such Warranty Policy is shown in Exhibit B hereto and shall be the only warranty under this Agreement until a new warranty is provided to Tacoma in writing signed by an authorized officer of Sequiam. Any replacement warranty will be provided in advance to Tacoma for approval who will not unreasonably withhold a response. Tacoma will provide a response within 3 business days.

Article 10- Sequiam’s Liability

10.1
Sequiam shall not have any liability to Tacoma or any Customer, in tort, contract or otherwise, for claims, losses, damages or injuries arising out of the design, manufacture, sale, use, licensing or performance of any of the Products or in connection with any matter of any nature arising out of or in connection with this Agreement.

NOTWITHSTANDING THE FOREGOING, SEQUIAM SHALL NOT BE LIABLE TO TACOMA OR CUSTOMERS, FOR ANY INDIRECT, CONSEQUENTIAL, OR SPECIAL DAMAGES WHATSOEVER WHICH ARISE OUT OF OR IN CONNECTION WITH THIS AGREEMENT, THE DESIGN, MANUFACTURE, SALE, USE, LICENSING OR PERFORMANCE OF ANY OF TACOMA PRODUCTS, INCLUDING, WITHOUT LIMITATION, DAMAGES ARISING FROM DELAY OF DELIVERY OR FROM LOSS OF PROFITS, DATA, BUSINESS OR GOODWILL, EVEN IF SEQUIAM IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Article 11 - Tacoma's Warranties

11.1
Warranties to Sequiam. Tacoma represents and warrants to Sequiam that Tacoma is a company duly incorporated, existing in good standing under the laws of Taiwan with all requisite power, authority and license to own, operate, license and lease its properties and to carry on its business as now being and is contemplated to be conducted under this Agreement and is qualified to do business in every jurisdiction where such qualification is required. Tacoma is not in default in the performance, observance or fulfillment of its articles of incorporation or bylaws.

11.2
Indemnity. Tacoma shall, at its sole expense, indemnify, defend and hold Sequiam harmless against any and all claims, losses or damages (including without limitation, penalties, punitive damages and lost profits), together with all costs and expenses related thereto (including without limitation, attorneys' fees and costs and business interruption expenses), arising from, related to or in connection with: (a) the inaccuracy or breach of any representation or warranty of Tacoma contained in this Agreement; (b) any representations or warranties made by Tacoma or any of its employees or agents to Customers as to the performance of Tacoma Products, which representations or warranties were not expressly made under Sequiam then current Warranty Policy; and (c) the activities of Tacoma or its employees in the distribution of Tacoma Products. Such indemnification shall extend to any and all actions, suits or proceedings incidental to any such claims, losses or damages.

11.3	Remedies. The rights and remedies provided to the parties in this Agreement shall be each party's exclusive rights and remedies for breach of contract.

Article 12 - Import/Export Restrictions

12.1
Compliance. Tacoma shall comply, at its sole cost, with the terms of its import license or import documentation and Sequiam’s corresponding export license and with all countries within the defined Territory, foreign and local laws and regulations, and International Agreements and Treaties (including, without limitation, laws regarding or limiting export of strategic and/or high technology products to certain countries) in performing its obligations and duties hereunder and in any of its dealings with or relating to Sequiam and/or any Product.

Tacoma and Sequiam will use their best efforts to ensure that Customers will similarly comply with said laws and export licenses.

Article 13 - Taxes and Other Deductions

13.1	Withholding. Sequiam reserves the right to withhold payment of monies to Tacoma by Sequiam under this Agreement due to non-payment of monies owed to Sequiam by Tacoma.

13.2
Taxes. Except as otherwise expressly provided in this Agreement, Tacoma shall pay directly, and indemnify Sequiam against and repay Sequiam on demand for, any and all income, franchise, sales, use, personal property, ad valorem, value-added, stamp or other taxes, levies, customs, duties or other imposts or fees, together with any loss, liability, claim, costs or expenses, interest and penalties incurred by Sequiam as a result of Tacoma’s failure to pay any such taxes when due.

Article 14 - Mediation

14.
Mediation. The parties shall endeavor to resolve any dispute arising out of or relating to this Agreement by mediation. Unless otherwise agreed, the parties will each select a mediator and the two mediators will select a third.

Article 15 - Entire Agreement

15.
Entire Agreement. This Agreement, together with its attached Exhibits (all of which are incorporated herein by this reference and made a part hereof), contains the entire agreement between the parties hereto, and supersedes all other oral or written representations, statements, promises, agreements and letters or other expressions of intent of any kind with respect to the subject matter hereof. This Agreement may not be modified or amended without the prior written consent of the parties and any subsequent purchase orders or standard business forms or agreements of either Sequiam or Tacoma shall not be an amendment hereto or revision hereof, whether or not received, accepted, approved or signed by Sequiam and/or Tacoma. However, the foregoing shall not limit the right of Sequiam to amend, from time to time in its sole discretion, the Prices or the Warranty Policy.

Article 16 - Force Majeure

16.
Force Majeure. Neither party hereto shall have any liability for delay or non-fulfillment of any terms of this Agreement caused by any cause not within such party's direct control (but excluding financial inability) such as act of God, force Majeure, war, riots or civil disturbance, strikes, accident, fire, transportation conditions, labor and/or material shortages, governmental controls, regulations and permits and/or embargoes.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed in their respective names by their duly authorized representatives.

Sequiam Biometrics, Inc.	Tacoma Technology, Inc.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

Product Description & Product Pricing

EXHIBIT A (Part 1)

Tacoma Products
All Tacoma products listed below including all future product derivatives yet to be manufactured and any other products they have developed.
Name: CMOS I Description: Biometric sensor module
Name: CMOS II Description: Biometric sensor module

ACCEPTANCE OF EXHIBIT A:

Sequiam Biometrics, Inc.	Tacoma Technology, Inc.

By:	By:

Date:	Date:

EXHIBIT B

Sequiam's Warranty

I.	Limited Warranty.

(A)
Sequiam warrants to Tacoma that it has right, title, and interest in Product(s) to rightfully transfer to Tacoma free of any liens and that Product(s) furnished will be new, merchantable, free from defects in material and workmanship, and will conform to and perform in accordance with respective Product specifications for one (1) year from the date of delivery. Should Tacoma Products not perform according to applicable Product specifications Sequiam shall repair replace the Product, at Sequiam's sole cost and expense.

(B)
Disclaimer of Warranties. EXCEPT FOR THE LIMITED WARRANTIES SET FORTH IN SECTION 10.1 AND IN THIS EXHIBIT B, SEQUIAM MAKES NO WARRANTIES OR REPRESENTATIONS TO TACOMA OR TO ITS END-USER CUSTOMERS WITH RESPECT TO TACOMA PRODUCTS, THE PERFORMANCE OF TACOMA PRODUCTS, THE DOCUMENTATION PROVIDED WITH RESPECT TO TACOMA PRODUCTS, OR ANY SERVICES PROVIDED HEREUNDER. SEQUIAM EXPRESSLY DISCLAIMS ANY AND ALL OTHER WARRANTIES OF ANY KIND, CONCERNING TACOMA PRODUCTS, DOCUMENTATION AND SERVICES, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER EXPRESS OR IMPLIED WARRANTY, WHETHER ARISING IN LAW, CUSTOM, CONDUCT OR OTHERWISE.

(C)
Neither Tacoma nor its sales representatives, agents or third party Tacoma’s or marketers has the authority to make or bind Sequiam to any affirmation, warranty, guarantee,, or representation, whether written or oral, concerning Tacoma Products.

(D)
Defective Product(s) in warranty will be returned to Sequiam for repair or replacement at no charge to Tacoma. Tacoma shall notify the Sequiam's Customer Service Organization to describe the nature of the defective product. The Sequiam will assess the problem and provide shipping instructions including assigning an return goods authorization number (RGA) to facilitate the shipment of the defective Product back to the Sequiam. Unless otherwise agreed by the Sequiam and Tacoma, Sequiam shall complete repairs and ship repaired Product(s), or replace Product(s), within fifteen (15) business days of receipt of defective Product(s) at Sequiam factory location in the Continental United States. Tacoma shall bear the risk of in-transit loss or damage up to the point the Product(s) is placed in the possession of the carrier and Sequiam shall bear the cost of transportation charges for shipment to Sequiam of the Product(s) to be repaired or replaced. For return shipments from Sequiam to Tacoma, Sequiam shall bear the risk of in-transit loss or damage and shall prepay and bear the cost of transportation charges for shipment of the Product(s) which has been repaired or replaced. If the Product(s) returned is not defective or is not in warranty, Sequiam shall promptly advise Tacoma in writing of this. In such cases, Sequiam shall either (1) return the Product(s) to Tacoma at Tacoma's expense and risk in its "as-received" condition or (2) repair the Product(s) if so instructed by Tacoma in writing and charge Tacoma for labor, parts, and shipping in accordance with Article II "Repairs Not Covered under Warranty."

(E)
Any replacement, repair, modification, installation, or other service performed by Sequiam shall be warranted, commencing with the date upon which repaired Product(s) is returned to Tacoma for the remainder of the unexpired period of the warranty or ninety (90) days, whichever is greater.

(F)	The warranties herein do not extend to Product(s) to the extent that such Product(s) have
(1)	been subject to misuse, neglect, accident, or abuse not caused by Sequiam;
(2)	been wired, repaired, or altered by anyone other than Sequiam without Sequiam's approval;
(3)	been improperly used by any personnel, including Tacoma and Customer;
(4)	been used in violation of the appropriate written instructions furnished to Tacoma; or
(5)	been subjected to improper temperature, humidity, or other environmental conditions, and such action is the cause of the damage or malfunction.

II.	Repairs Not Covered under Warranty

(A)
In addition to repairs provided for under the "Warranty" section of this policy, Sequiam agrees to provide repair services on all Product(s) ordered hereunder during the respective periods during which Product(s) is manufactured by Sequiam, and for a period of one (1) year after Product(s) has been Sequiam discontinued.

(B)	Repair pursuant to this Article II shall be performed and billed at Sequiam's prevailing repair charge rates.

ACCEPTANCE OF EXHIBIT B:

Sequiam Biometrics, Inc.	Tacoma Technology, Inc.

By:	By:

Date:	Date: